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                                                                   Exhibit 99.2

                               PIONEER BANCORP, INC.,
                              a Washington corporation
                       (formerly Centennial Bancshares, Inc.)

                                AMENDED AND RESTATED
                            INCENTIVE STOCK OPTION PLAN

                                  February 1, 1996

     1. PURPOSE OF PLAN. This Amended and Restated Incentive Stock Option Plan (the "Plan") is intended to encourage ownership of shares of Pioneer Bancorp, Inc. (the "Corporation") by key employees of the Corporation and its subsidiaries and to provide additional incentive for them to promote the success of the business.

     2. SHARES SUBJECT TO PLAN. There will be reserved for use upon the exercise of options to be granted from time to time under the Plan (hereinafter called "Options") an aggregate of 50,000 Common Shares, no par value (hereinafter called the "Common Shares"), of the Corporation, which shares may be in whole or in part, as the Board of Directors of the Corporation (hereinafter called the "Board of Directors") shall from time to time determine, from the authorized but unissued Common Shares or issued Common Shares which shall have been reacquired by the Corporation. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered thereby shall (unless the Plan shall have been terminated) be added to the shares otherwise available for Options which may be granted in accordance with the terms of the Plan.

     3. ADMINISTRATION OF THE PLAN. The Board of Directors shall appoint a Stock Option Plan Committee (the "Committee"), which shall consist of not less than three (3) members of the Board of Directors. Subject to the Provisions of the Plan, the Committee shall have plenary authority in its discretion to determine the employees of the Corporation and its subsidiaries to whom Options shall be granted, the number of shares to be covered by each of the Options, and the time or times at which Options shall be granted; to interpret the Plan; and to prescribe, amend, and rescind rules and regulations relating to it. Any Option to be granted to an employee who is a member of the Board of Directors serving on the Committee must, before it is granted, be approved by majority vote of the Board of Directors. The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All action of the Committee shall be taken by a majority of its members. Any action may be taken by a written instrument signed by a majority of the members and action so taken shall be fully as effective as if it has been taken by a vote of a majority of the members at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings, and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     4. EMPLOYEES TO WHOM OPTIONS SHALL BE GRANTED. An Option may be granted to each person who shall be in the employ of the Corporation as an officer or in the employ as an officer of one or more of its present or future subsidiary corporations as defined in Section 425 of the Internal Revenue Code of 1986 (the "Code"), herein called subsidiaries, who shall be selected by the Committee whether or not in any case the grantee shall have received one or more Options hereunder at any previous time. In no event shall an Option which is exercisable more than five years from the date of the grant thereof be granted to any person who, immediately after such Option is granted, owns (as defined in Sections 422A and 425 of the Code) shares possessing more than ten percent (10%) of the total combined voting power or value of all classes of shares of the Corporation or of its parent or subsidiary corporation.

     5. NUMBER OF SHARES COVERED BY OPTIONS GRANTED TO INDIVIDUAL EMPLOYEES. The number of shares of Common Stock covered by the Option or Options that shall be granted to any individual employee pursuant to this Plan shall be as directed by the Committee.

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     6.   FACTORS CONSIDERED IN GRANTING OPTIONS.  In making any
determination as to employees to whom Options shall be granted and as to the number of shares to be covered by such Options, the Committee shall take into account the duties of the respective employees, their present and potential contributions to the success of the Corporation, and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan.

     7. OPTION PRICES. The purchase price of the Common Shares which shall be covered by each Option shall be not less than one hundred percent (100%) of the fair market value of the Common Shares at the time of granting the Option. Such fair market value shall determine what the purchase price will be, which determination shall be conclusive. Notwithstanding the foregoing, the purchase price for Common Shares under an option or Options granted to any person then owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or of its parent or subsidiary corporation, shall be not less than one hundred ten percent (110%) of the fair market value of the Common Shares at the time of grant of the Option.

     8. TERMS OF OPTIONS. Each Option must be exercised within a time period as selected by the Committee, which time period must be within ten
(10) years from the date of the grant thereof; but any Option granted to any person then owning more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, or of its parent or subsidiary corporation, must be exercised within five (5) years from the date of the grant thereof. The option term may be subject to termination prior to the expiration of the period mentioned above, as provided hereinafter.

     9. EXERCISE OF OPTIONS. An Option may be exercised in increments after each of the first three (3) years of continuous employment after the date of the grant thereof, according to the following table:


     Required Number of
     Years of Continuous      Number of Shares as to All or Part of Which
     Employment After the     the Option May be Exercised after Such
     Date of the Grant        Period of Continuous Employment
     --------------------     -------------------------------------------
             1                  33% of the total covered by the option

             2                  33% of the total covered by the option

             3                  33% of the total covered by the option

If the Corporation, or any of its subsidiaries, is sold to or merged into any other corporation or business, or if there is a 25% or greater change in ownership in Corporation or any of its subsidiaries within any 12 consecutive month period, then the preceding table shall not apply and the option may be exercised in full at any time.

An Option (or increment) may not be exercised as to less than 100 shares at any one time (or the remaining shares then purchasable under the Option [or increment] if less than 100 shares). The purchase price of the shares as to which an Option shall be exercised shall be paid in full in cash at the time of exercise. Except as provided in Sections 11 and 12, an Option may not be exercised at any time unless the holder thereof shall have been in the continuous employ of the Corporation or of one of its subsidiaries, or of the Corporation and one or more of its subsidiaries, from the date of the granting of the Option to the date of its exercise. The holder of an Option shall not have any of the rights of a shareholder with respect to the shares covered by his Option, except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.

     10. NONTRANSFERABILITY. An Option shall not be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised, during the lifetime of the employee, only by him.

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     11.  TERMINATION OF EMPLOYMENT.  If the employment of an employee to whom an Option shall have been granted shall be terminated (otherwise than by reason of death), such Option may be exercised (to the extent that the employee shall have been entitled to do so at the termination of his employment) at any time within three (3) months after such termination, but not later than the latest date such Option could have been exercised had his employment not been terminated. So long as the holder of an Option shall continue to be an employee of the Corporation or one or more of its subsidiaries, his Option shall not be affected by any change of duties or position. Nothing in the Plan or in any option agreement shall confer upon any employee any right to continue in the employ of the Corporation or any of its subsidiaries, or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment at any time.

     12. DEATH OF EMPLOYEE. If an employee to whom an Option shall have been granted shall die while he shall be employed by the Corporation or one or more of its subsidiaries or within three (3) months after the termination of his employment, such Option may be exercised (to the extent that the employee shall have been entitled to do so at the date of his death) by a legatee or legatees of the employee under his last will, or by his personal representatives or distributees, at any time within three (3) years after his death (but not later than the latest date such Option could have been exercised had the employee not died).

     13. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of changes in the outstanding Common Shares of the Corporation by reason of share dividends, split-ups, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares available under the Plan and the maximum number of shares as to which Options may be granted to any employee shall be correspondingly adjusted by the Committee. No adjustment shall be made in the minimum number of shares which may be purchased at any time.

     14. EFFECTIVENESS OF PLAN. The Plan shall become effective on such date as the Board of Directors shall determine, but only after: (a) the shareholders of the Corporation shall, by the affirmative vote of a majority in interest of the Common Shares, in addition to the affirmative vote of a majority in interest of all the shares of the Corporation, have approved the Plan; and (b) the Board of Directors shall have been advised by counsel that all applicable legal requirements have been complied with.

     15. TIME OF GRANTING OPTIONS. Neither anything contained in the Plan or in any resolution adopted or to be adopted by the Board of Directors or the stockholders of the Corporation nor any action taken by the Committee shall constitute the granting of any Option. The granting of an Option shall take place only when a written option agreement substantially in the form of the option agreement which is attached as Exhibit A shall have been duly executed and delivered by or on behalf of the Corporation and the employee to whom such Option shall be granted.

     16. LIMITATION. The value of shares of the Corporation's stock that can be exercised for the first time by an employee in any one year cannot exceed $100,000, based on the fair market value of the stock at the date the option was granted. The year during which an option to acquire shares first becomes exercisable is determined under Section 9 above. This does not mean that only $100,000 worth of stock can be received in any one year. Rather, the limitation applies to the amount of stock that could be acquired in a given year assuming that all options are exercised on the date they first becomes exercisable. This limitation is determined at the time the stock option is granted, and, once an option is issued, the employee can exercise as many stock options as he or she has available for exercise without concern for an annual exercise limit. This limitation is intended to ensure that all options issued under this Plan qualify as Incentive Stock Options under the applicable provisions of the Internal Revenue Code of 1986, as amended. This limitation is intended to embody the restrictions codified in Section 422(d) of the Internal Revenue Code of 1986, as amended, and shall be construed in such a manner as to comply with said restrictions. Options issued in excess of this limitation will be effective, subject to taxation under applicable rules and regulations.

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